027 California Tax Exempt Income Fund Attachment
09/30/04 Annual

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	Putnam Management has agreed to assume certain expenses
incurred by the fund in connection with allegations of improper short-term trading activity. During the funds period ended September 30, 2004, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were 69,658.



72DD1 (000s omitted)

Class A		105,556
Class B	 	 11,706
Class C		  1,047

72DD2 (000s omitted)

Class M		330

73A1

Class A		0.399506
Class B		0.344078
Class C		0.332413

73A2

Class M 	0.373570

74U1 (000s omitted)

Class A		 9,953
Class B		 1,367
Class C		   120

74U2 (000s omitted)

Class M		  35

74V1

Class A		8.57
Class B		8.56
Class C		8.60

74V2

Class M		8.55